SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                              SIGMA CIRCUITS, INC.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    826559106
                                 (CUSIP Number)

                                 Mark H. Swartz
                            Executive Vice President
                        c/o Tyco International (US) Inc.
                                  One Tyco Park
                                Exeter, NH 03833
                                 (603) 778-9700
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  June 1, 1998
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: / /


                                Page 1 of 7 pages
                         Exhibit Index appears on page 5

                                  SCHEDULE 13D
CUSIP No.  826559106                                       Page 2 of 7  Pages

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Tyco International Ltd.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                    (a) /__/

                                    (b)
3)   SEC USE ONLY


4)   SOURCE OF FUNDS

           AF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
                                                 /__/

6)   CITIZENSHIP OR PLACE OF ORGANIZATION  Massachusetts


                    7) SOLE VOTING POWER
                       None
     NUMBER
     OF             8) SHARED VOTING POWER
     SHARES            458,146 (See Item 5)
     BENEFICIALLY
     OWNED BY       9) SOLE DISPOSITIVE POWER
     EACH              None
     REPORTING
     PERSON         10) SHARED DISPOSITIVE POWER WITH
                        458,146 (See Item 5)

11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 458,146 (See Item 5)

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
           (See Item 5)                                /__/

13)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.8% (See Item 5)

14)  TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D
CUSIP No.  826559106                                   Page 3 of 7  Pages

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     T10 Acquisition Corp.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                    (a) /__/

                                    (b)
3)   SEC USE ONLY


4)   SOURCE OF FUNDS

           AF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
                                        /__/

6)   CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware


                    7) SOLE VOTING POWER
                       None
     NUMBER
     OF             8) SHARED VOTING POWER
     SHARES            458,146(See Item 5)
     BENEFICIALLY
     OWNED BY       9) SOLE DISPOSITIVE POWER
     EACH              None
     REPORTING
     PERSON        10) SHARED DISPOSITIVE POWER
     WITH              458,146(See Item 5)

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         458,146(See Item 5)

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
           (See Item 5)                                /__/

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           10.8% (See Item 5)

14)  TYPE OF REPORTING PERSON
          CO

                                  Schedule 13D

Item 1.   Security and Issuer.

          This Statement on Schedule 13D (the "Statement") relates to the Common Stock, $.001 par value (the "Common Stock"), of Sigma Circuits, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 393 Mathew Street, Santa Clara, California 95050.


Item 2.   Identity and Background.

                  This Statement is being filed by Tyco International Ltd. and T10 Acquisition Corp. (the "Reporting Persons"). The information set forth in
Item 2, "Identity and Background," of the Reporting Person's Tender Offer Statement on Schedule 14D-1, dated June 5, 1998, filed with respect to the Common Stock (as amended, the "Schedule 14D-1") is incorporated herein by reference. By filing this Statement, the Reporting Persons do not concede that it is a beneficial owner of more than 5% of the outstanding Common Stock. See
Item 5.


Item 3.   Source and Amount of Funds or Other Consideration.

                  The information set forth in Item 4, "Source and Amount of Funds or Other Consideration," of the Schedule 14D-1 is incorporated herein by reference.


Item 4.   Purpose of Transaction.

                  The information set forth in Item 5, "Purpose of the Tender Offer and Plans or Proposals of the Issuer," of the Schedule 14D-1 is incorporated herein by reference.


Item 5.   Interest in Securities of the Issuer.

                  The information set forth in Item 6, "Interest in Securities of the Subject Company," of the Schedule 14D-1 is incorporated herein by reference.


                                Page 4 of 7 pages

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities of the Issuer.

                  The information set forth in Item 7, "Contracts, Arrangements,
Understandings   or  Relationships   with  respect  to  the  Subject   Company's
Securities," of the Schedule 14D-1 is
incorporated herein by reference.


Item 7.  Material to be Filed as Exhibits.

                  The Exhibits filed pursuant to Item 11, "Material to be Filed as Exhibits" of the Schedule 14D-1 are incorporated herein by reference. Exhibit 1 hereto is an "Agreement of Joint Filing" pursuant to Rule 13d-1(k)(l) promulgated under the Securities Exchange Act of 1934, as amended.


                                Page 5 of 7 pages

                                    SIGNATURE



          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:  June 10, 1998



                                            TYCO INTERNATIONAL LTD.

                                            /s/ Mark H. Swartz
                                            ------------------
                                            By: Mark H. Swartz
                                                Executive Vice President


                                Page 6 of 7 pages

                                    SIGNATURE


          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:  June 10, 1998



                                            T10 ACQUISITION CORP.

                                            /s/ Mark H. Swartz
                                            By: Mark H. Swartz
                                                Vice President


                                Page 7 of 7 pages

                                    EXHIBIT 1


                            Agreement of Joint Filing


                  Pursuant to 13d-1(k)(l) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13D (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
Agreement.

                                             TYCO INTERNATIONAL LTD.

                                             /s/ Mark H. Swartz
                                             ------------------
                                             By: Mark H. Swartz
                                                 Executive Vice President

                                             T10 ACQUISITION CORP.

                                             /s/ Mark H. Swartz
                                             ------------------
                                             By: Mark H. Swartz
                                                 Vice President